Exhibit 4.11
Loan and Security Agreement
This Loan and Security Agreement No. 1452 (this “Agreement”) is entered into as of January 27, 2010, by and between Kior, Inc., a Delaware corporation (“Borrower”) and Lighthouse Capital Partners VI, L.P as “Agent” for the lenders identified on Schedule A hereto (such lenders, together with their respective successors and assigns are referred to herein each individually as a “Lender” and collectively as “Lenders”), and the Lenders. This Agreement sets forth the terms and conditions upon which Lenders will lend and Borrower will repay money. In consideration of the mutual covenants herein contained, the parties agree as follows:
1. Definitions and Construction
1.1 Definitions. Initially capitalized terms used and not otherwise defined herein are defined in the California Uniform Commercial Code (“UCC”).
“ACH” means the Automated Clearing House electronic funds transfer system.
“Advance” means a Loan advanced by Lender to Borrower hereunder.
“Agent” means Lighthouse Capital Partners VI, L.P. or any successor Agent appointed by the Lenders.
“Basic Rate” a per annum rate of interest equal to (i) for Advances funded under Tranche 1, 12% and (ii) for Advances funded under Tranche 2, 14% during the Interest Only Period and 12% on and after the Loan Commencement Date.
“Borrower’s Books” means all of Borrower’s books and records, including records concerning Collateral, Borrower’s assets, liabilities, business operations or financial condition, on any media, and the equipment containing such information.
“Collateral” means: (i) all property in which Agent on behalf of Lenders now has or hereafter obtains a security interest under this Agreement or which is listed on any UCC-1 naming Borrower as Debtor in any capacity and Agent, Lenders or an affiliate of Lenders as Secured Party including Exhibit A attached hereto; and (ii) all products and proceeds of the foregoing, including proceeds of insurance and proceeds of proceeds. Notwithstanding the foregoing, Collateral shall not include (i) any Eligible Equipment financed under (and as defined under) the Lighthouse Equipment Loan, but only for so long as the Obligations under the Lighthouse Equipment Loan are outstanding or (ii) property secured pursuant to clause (v) of the definition of Permitted Liens.
“Commitment” means $10,000,000, available in 2 tranches. Tranche 1, in the amount of $7,000,000 (“Tranche 1”) shall be available immediately upon the closing of this Agreement; Tranche 2, in the amount of $3,000,000 (“Tranche 2”) shall be available upon Borrower reaching any of the following milestones: (i) formal approval of a United Stated Department of Energy or United States Department of Agriculture (or a combination of both) commercialization grant totaling at least $20,000,000; (ii) proof reasonably acceptable to Agent of Demonstration Facility’s full operational capability of at least 10 barrels per day of bio-oil within a 24 hour operation period; (iii) close of a preferred stock equity financing led by a new outside investor of at least $30,000,000 (which amount may include conversion of a $15,000,000 bridge facility provide by Khosla Ventures); or (iv) finalization of a strategic partnership agreement with a large, multinational oil company deemed acceptable to Agent in its reasonable discretion. Each Lender shall be responsible for no more than the percentage amount of each Advance, as reflected on Schedule A hereto and shall have no liability for the Commitment to make Advances of any other Lender.
“Commitment Fee” means $15,000.
“Commitment Termination Date” means the earliest to occur of (i) (a) for Tranche 1, January 31, 2010; and (b) for Tranche 2, July 31, 2010; (ii) any Event of Default or, during the pendency of a Default unless and until such time as such Default is cured to Agent’s sole reasonable satisfaction; (iii) the date on which Mr. Fred Cannon, Borrower’s President or at least one representative of Khosla Ventures II, LP or its affiliated funds ceases to serve as a member of Borrower’s Board of Directors; or (iv) the date on which Borrower ceases to be in the business of developing and manufacturing biofuels.
“Control Agreement” means an agreement substantially in the form of Exhibit I or otherwise acceptable to Agent.
“Default” means any event that with the passing of time or the giving of notice or both would become an Event of Default.
“Default Rate” means the lesser of 18% per annum or the highest rate permitted by applicable law.
“Demonstration Facility” means Borrower’s facility located at 13001 Bay Park Road, Pasadena, TX 77507.
“Disclosure Schedule” means the schedule attached as Schedule 1 hereto.

“Event of Default” is defined in Section 8.
“Funding Date” means any date on which an Advance is made to or on account of Borrower hereunder.
“Incumbency Certificate” means the document in the form of Exhibit E.
“Indebtedness” means (i) all indebtedness for borrowed money or the deferred purchase of property or services (other than trade payables), (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, (iii) all capital lease obligations, and (iv) all contingent obligations, including guaranties and obligations of reimbursement or respecting letters of credit.
“Interest Only Period” means, for Advances funded under Tranche 2, the period commencing on the Funding Date of such Advance and continuing through the day immediately preceding the Loan Commencement Date.
“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any entity, or any loan, advance or capital contribution of any entity or person.
“Kior BV” means Kior BV, a wholly-owned subsidiary of Borrower organized under the laws of The Netherlands.
“Lenders’ Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, modification, administration, or enforcement of the Loan or Loan Documents, or the exercise or preservation of any rights or remedies by Agent or Lenders, whether or not suit is brought. Agent and Lenders will apply deposits received before the date hereof, if any, towards Lender’s Expenses.
“Lien” means any lien, security interest, pledge, bailment, lease, mortgage, hypothecation, conditional sales and title retention agreement, charge, claim, or other encumbrance.
“Lighthouse Equipment Loan” means that certain Loan and Security Agreement No. 1451 dated December 30, 2008 by and between Lighthouse Capital Partners VI, L.P. and Borrower.
“Loan” means all of the Advances, however evidenced, and all other amounts due or to become due hereunder.
“Loan Commencement Date” means August 1, 2010.
“Loan Documents” means, collectively, this Agreement, the Warrant, the Notes, and all other documents, instruments and agreements entered into between Borrower and Lenders in connection with the Loan, all as amended or extended from time to time.
“Material Adverse Effect” means a material adverse effect on (i) the financial condition of Borrower and its Subsidiaries taken as a whole or (ii) the validity or enforceability of the Loan Documents or the rights and remedies of the Lenders thereunder or with respect to the Collateral.
“Negative Pledge Agreement” means an agreement in the form of Exhibit H.
“Note” means a Secured Promissory Note in the form of Exhibit B.
“Notice of Borrowing” means the form attached as Exhibit D.
“Obligations” means all Loans, debt, principal, interest, fees, charges, Lender’s Expenses and other amounts, obligations, covenants, and duties owing by Borrower to Agent or Lenders of any kind or description (pursuant to the Loan Documents (with the exception of the Warrant), and whether or not for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including any of the same obtained by Agent or Lenders by assignment or otherwise, and all amounts Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.
“Permitted Indebtedness” means: (i) the Loan; (ii) unsecured trade debt incurred in the ordinary course of Borrower’s or any Subsidiary’s business; (iii) Indebtedness secured by clauses (ii), (v), and (vi) of Permitted Liens; (iv) Indebtedness of the Borrower or any Subsidiary to the Borrower or any Subsidiary in the ordinary course of business; (v) Indebtedness set forth on the Disclosure Schedule as of the date of this Agreement; (vii) Subordinated Indebtedness; and (vii) extensions, refinancing, modifications, amendments and restatements of any items of Permitted Indebtedness above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or a Subsidiary, as the case may be.
“Permitted Investments” means (i) Investments existing as of the date hereof and disclosed on the Disclosure Schedule; (ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within 1 year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit maturing no more than 1 year from the date of investment therein, and (d) money market accounts; (iii) Investments made pursuant to an investment policy approved by the Board of Directors that is designed to maintain liquidity and preserve capital with respect to Borrower’s excess cash; (iv) Investments not to exceed $100,000 in the aggregate in any fiscal year consisting of (a) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business and (b) loans to employees, officers and directors relating to the purchase of equity securities of Borrower pursuant to employee stock purchase plan agreements approved by Borrower’s Board of Directors; (v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; (vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not affiliates, in the ordinary course of business; and (vii) deposit accounts maintained by Borrower in the ordinary course of business; and (viii) Investments by Borrower into Subsidiary or by a Subsidiary into another Subsidiary to fund such Subsidiary’s ordinary course operations.
“Permitted Liens” means: (i) Liens in favor of Lender; (ii) Liens disclosed in the Disclosure Schedule; (iii) Liens for taxes, fees, assessments or other governmental charges or levies not delinquent or being contested in good faith by appropriate proceedings, that do not jeopardize Lender’s interest in any Collateral; (iv) Liens to secure payment of worker’s compensation, employment insurance, old age pensions or other social security obligations of Borrower or any Subsidiary on which Borrower or any Subsidiary is current and are in the ordinary course of its business; provided none of the same diminish or impair Lender’s rights and remedies respecting the Collateral; (v) Liens on any property held or acquired by Borrower or any Subsidiary in the ordinary course of business securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property, provided such Lien attaches solely to the property acquired with such Indebtedness and that the principal amount of such Indebtedness does not exceed 100% of the cost of such property, in an aggregate amount not to exceed $1,000,000 and provided further such Indebtedness is on commercially reasonable terms; (vi) licenses or sublicenses of intellectual property granted in the ordinary course of business; (vii) banker’s Liens, rights of setoff and similar Liens incurred on deposit and securities accounts of such entities for fees due on such accounts incurred in the ordinary course of business; (viii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings for which adequate reserves are kept; (ix) Liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods; and (x) Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described above but any extension, renewal or replacement Lien must be limited to the property originally encumbered by the existing Lien and the principal amount of any Indebtedness associated therewith may not increase.
“Regulated Substance” means any substance, material or waste the use, generation, handling, storage, treatment or disposal of which is regulated by any local or state government authority, including any of the same designated by any authority as hazardous, genetic, cloning, fetal, or embryonic.
“Responsible Officer” means the President, Chief Financial Officer/Treasurer and Secretary of Borrower and each person as authorized by the board of directors of Borrower as set forth on the Incumbency Certificate.
“Subordinated Indebtedness” means Indebtedness in an amount not to exceed $5,000,000 that is subordinated in both security and right of payment to the Obligations on terms and conditions satisfactory to Lenders as evidenced by a subordination agreement between Lenders and the provider(s) of such Subordinated Indebtedness.
“Subsidiary” means any corporation of which a majority of the outstanding capital stock entitled to vote for the election of directors (otherwise than as the result of a default) is owned by Borrower directly or indirectly through Subsidiaries.
“Term” means the period from and after the date hereof until the full, final and indefeasible payment and performance of all Obligations.
“Tranche 2 Warrants” means the Warrant in favor of each of the Lenders and its affiliates to purchase securities of Borrower substantially in the form of Exhibit C-1 issued in conjunction with the availability of Tranche 2 of the Commitment.
“Warrant” or “Warrants” means the Warrant in favor of each of the Lenders and its affiliates to purchase securities of Borrower substantially in the form of Exhibit C and the Tranche 2 Warrants.
1.2 Interpretation. References to “Articles,” “Sections,” “Exhibits,” and “Schedules” are to articles, sections, exhibits and schedules herein and hereto unless otherwise indicated. “Hereof,” “herein” and “hereunder” refer to this Agreement as a whole. “Including” is not limiting. All accounting and financial computations shall be computed in accordance with generally accepted accounting principles consistently applied (“GAAP”). “Or” is not necessarily exclusive. All interest computation shall be based on a 360-day year and actual days elapsed prior to the Loan Commencement Date and on a 360-day year and 30 day month on and after the Loan Commencement Date.

2. The Loans
2.1 Commitment. Subject to the terms hereof, Lenders will make Advances to Borrower up to the principal amount of their respective shares of the Commitment, on or before the Commitment Termination Date. Notwithstanding anything in the Loan Documents to the contrary, Lenders’ obligation to make any Advances or to lend the undisbursed portion of the Commitment shall terminate on the Commitment Termination Date. Repaid principal of the Advances may not be re-borrowed.
2.2 The Advances. A Note setting forth the specific terms of repayment will evidence each Advance. No Advance will be made for less than $500,000, unless less than $500,000 remains available under the Commitment for borrowing. Absence of a Note evidencing any portion of the Loan shall not impair Borrower’s obligation to repay it to Lenders under the terms outlined in Exhibit B for the applicable Note for the amount of each Advance. Each Lender will receive a Note from Borrower evidencing the Advances funded by such Lender at the time of each such Advance (if any).
2.3 Terms of Payment, Repayment.
     (a) Repayment. Borrower shall repay the principal and pay interest on each Advance on the terms set forth in the applicable Note. Amounts not paid when due hereunder or under the Note shall bear interest at the Default Rate. If a court of competent jurisdiction determines that a Lender has received payments that, if interest, would exceed the maximum lawfully permitted, such Lender will instead apply such money to fees and expenses and then to early prepayment of principal (without any Prepayment Fee (as defined in the Note).
     (b) ACH. All payments due to Lenders must be, at each Lender’s option, paid to Lender in cash or through ACH. Borrower shall execute and deliver the ACH Authorization Form for each Lender substantially in the form of Exhibit G. If the ACH payment arrangement is terminated for any reason with respect to any Lender, Borrower shall make all payments due to such Lender at such Lender’s address specified in Section 11.
     (c) Default Rate. While an Event of Default has occurred and is continuing, interest on the Loan shall be increased to the Default Rate. Any Lender’s failure to charge or accrue interest at the Default Rate during the existence of a Default shall not be deemed a waiver by any Lender of any right or claim thereto.
     (d) Date. Whenever any payment due under the Loan Documents is due on a day other than a business day, such payment shall be made on the next succeeding business day, and such extension of time shall be included in the computation of interest or fees, as the case may be.
2.4 Fees. Borrower shall pay to Lenders the following:
     (a) Commitment Fee. The Commitment Fee, which has been previously paid by Borrower to Agent, and shall be applied by Agent to Lenders’ Expenses and other Obligations.
     (b) Late Fee. On demand, a late charge on any sums due hereunder that are not paid when due, in an amount equal to 2% of the past due amount, payable on demand.
     (c) Lender’s Expenses. When requested, all Lenders’ Expenses. Lenders’ Expenses not paid when due shall bear interest as principal at the Default Rate.
3. Conditions of Advances; Procedure for requesting Advances
3.1 Conditions Precedent to any and all Advances. The obligation of Lenders to make any Advances is subject to each and every of the following conditions precedent in form and substance satisfactory to Agent in its sole discretion: (i) this Agreement, a Note evidencing the Advance, the Warrants (with respect to Tranche 2, the Tranche 2 Warrants), and all other UCC financing statements, and other documents required or as specified herein have been duly authorized, executed and delivered to the Agent and/or the Lenders; (ii) no Default or Event of Default has occurred and is continuing; (iii) delivery of a Notice of Borrowing to Agent with respect to the proposed Advance; (iv) Lenders’ security interests in the Collateral are valid and first priority, except for Permitted Liens; and (v) all such other items as Agent may reasonably deem necessary or appropriate have been delivered or satisfied. The extension of an Advance prior to the receipt by Lenders of any of the foregoing shall not constitute a waiver by any of the Lenders of Borrower’s obligation to deliver such item. In addition to the foregoing, it shall be a condition to the funding of any Advances under Tranche 2, that Borrower shall issue Lenders the Tranche 2 Warrants.
3.2 Procedure for Making Advances. For any Advance, Borrower shall provide Agent an irrevocable Notice of Borrowing at least 10 business days prior to the desired Funding Date and Lenders shall only be required to make Advances hereunder based upon written requests which comply with the terms and exhibits of this Loan Agreement (as the same may be amended from time to time), and which are submitted and signed by a Responsible Officer. Borrower shall execute and deliver to Lenders a Note and such other documents and instruments as Lenders may reasonably require for each Advance made.
4. Creation of Security Interest
4.1 Grant of Security Interest. Borrower grants to Agent on behalf of all Lenders a valid, first priority (subject to Permitted Liens), continuing security interest in all present and future Collateral in order to secure prompt, full, faithful and timely payment and performance of all Obligations.
4.2 Inspections. Agent shall have the right upon reasonable prior notice to inspect Borrower’s Books, including computer files, and to make copies, and to test, inspect and appraise the Collateral, in order to verify any matter relating to Borrower or the Collateral. Lenders may accompany Agent on such inspections.
4.3 Authorization to File Financing Statements. Borrower irrevocably authorizes Agent on behalf of all Lenders at any time and from time to time to file in any jurisdiction any financing statements and amendments that: (i) name Collateral as collateral thereunder, regardless of whether any particular Collateral falls within the scope of the UCC; (ii) contain any other information required by the UCC for sufficiency or filing office acceptance, including organization identification numbers; and (iii) contain such language as Lender determines helpful in protecting or preserving rights against third parties. Borrower ratifies any such filings made prior to the date hereof.
5. Representations and Warranties
Borrower represents and warrants as follows:
5.1 Due Organization and Qualification. Borrower is a corporation duly formed, existing and in good standing under the laws of its state of incorporation and qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of property requires that it be so qualified or in which the Collateral is located, except states other than Texas and Delaware where non-compliance would not reasonably be expected to have a Material Adverse Effect on Borrower or any of the Collateral.
5.2 Authority. Borrower has all corporate power and authority, and has taken all actions, and has obtained all third party consents necessary to execute, deliver, and perform the Loan Documents.
5.3 Disclosure Schedule. All information on the Disclosure Schedule is true, correct and complete.
5.4 Authorization; Enforceability. The execution and delivery hereof, the granting of the security interest in the Collateral, the incurring of the Obligations, the execution and delivery of all Loan Documents and the consummation of the transactions herein and therein contemplated have been duly authorized by all necessary action by Borrower. The Loan Documents constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy or similar laws relating to enforcement of creditors’ rights generally.
5.5 Name and Location. Borrower has not done business under any name other than that specified on the signature page hereof or as set forth on the Disclosure Schedule. Except as provided in any written notice from Borrower to Lender, (i) the chief executive office, principal place of business, and the place where Borrower maintains its records concerning the Collateral is set forth in Section 11 and (ii) the Collateral is presently located at the address(es) set forth in Section 11 and on the Disclosure Schedule. Borrower has no subsidiaries except as set forth on the Disclosure Schedule.
5.6 Litigation. All actions or proceedings pending or, to Borrower’s knowledge, threatened by or against Borrower before any court or administrative agency are set forth on the Disclosure Schedule.
5.7 Financial Statements. All financial statements of the Borrower and its consolidated Subsidiaries delivered by Borrower to Lender fairly present in all material respects the financial condition of the Borrower and its consolidated Subsidiaries, taken as a whole. All schedules respecting Collateral that have been or may hereafter be delivered by Borrower to Lender are true, complete and correct in all material respects for the periods indicated.
5.8 Solvency. Borrower is solvent and able to pay its debts (including trade debts) as they come due.
5.9 Taxes. Borrower has filed all required tax returns, and has paid all taxes it owes other than where the failure to comply would not reasonably be expected to have a Material Adverse Effect.

5.10 Rights; Title to Assets. Borrower possesses and owns all necessary assets, rights, trademarks, trade names, copyrights, patents, patent rights, franchises and licenses which it needs to conduct its business as now operated or proposed to be operated. Borrower has good title to its assets, free and clear of any Liens, except for Permitted Liens.
5.11 Full Disclosure. No written representation, warranty or other statement made by Borrower in any Loan Document, certificate or statement furnished to Lender contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.
5.12 Regulated Substances. Borrower complies with all laws respecting Regulated Substances in all material respects.
5.13 Reaffirmation. Each Notice of Borrowing will constitute (i) a warranty and representation in favor of Agent and Lenders that there does not exist any Default and (ii) a reaffirmation as of the date thereof of all of the representations and warranties contained in this Agreement and the Loan Documents.
5.14 Auction Rate Securities. The Borrower (i) owns no auction rate securities or similar financial instruments directly or indirectly in any brokerage, securities account or other account created by or for the benefit of the Borrower; and (ii) has not created any standing or discretionary purchase order or directive with any brokerage account or broker service to purchase auction rate securities or similar financial instruments on behalf of the Borrower.
5.15 Kior BV. Borrower represents and warrants that Kior BV (i) has no property, assets, operating contracts or business operations, except for any assets that are immaterial to the business of Borrower, and is not bound by and is not a party to, any contacts that are material to the Borrower (ii) has no employees (iii) has not issued any stock certificates and (iv) has no material liabilities on its balance sheet for which it or Borrower is responsible. Neither Borrower nor Kior BV has granted a security interest in any of the shares of capital stock of Kior BV. Kior BV is a wholly subsidiary of Borrower.
6. Affirmative Covenants
Borrower covenants and agrees that it shall do all of the following:
6.1 Good Standing and Compliance. Borrower shall maintain all governmental licenses, rights and agreements necessary for its operations or business and comply with all statutes, laws, ordinances and government rules and regulations to which it is subject, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
6.2 Financial Statements, Reports, Certificates. Borrower shall deliver to Agent: (i) as soon as prepared, and no later than 30 days after the end of each calendar month, a balance sheet, income statement and cash flow statement covering Borrower’s operations during such period; (ii) as soon as prepared, but no later than 120 days after the end of the fiscal year or such other time period as approved by Borrower’s Board of Directors, (x) audited financial statements prepared in accordance with GAAP, together with an opinion that such financial statements fairly present Borrower’s financial condition by an independent public accounting firm reasonably acceptable to Agent, or (y) in the absence of an initial audit, financial statements for such fiscal year prepared in accordance with GAAP and certified by a Responsible Officer or approved by the Board of Directors of Borrower; (iii) immediately upon notice thereof, a report of any legal or administrative action pending or threatened against Borrower which is likely to result in liability to Borrower in excess of $200,000; and (iv) such other financial information that is periodically delivered to Borrower’s preferred stockholders or as Lender may reasonably request from time to time. Financial statements delivered pursuant to subsections (i) and (ii) above shall be accompanied by a certificate signed by a Responsible Officer (each an “Officer’s Certificate”) in the form of Exhibit F.
6.3 Notice of Defaults. Promptly following any Default or Event of Default, deliver an Officer’s Certificate to Agent setting forth the facts relating to or giving rise thereto, and the Borrower’s proposed action with respect thereto.
6.4 Use; Maintenance. Borrower, at its expense, shall (i) maintain the Collateral in good condition, reasonable wear and tear excepted, and will comply in all material respects with all laws, rules and regulations regarding use and operation of the Collateral and (ii) repair or replace any lost or damaged Collateral.
6.5 Insurance. Borrower, at its own expense, shall maintain insurance in amounts and coverages reasonably satisfactory to Lender. Each insurance policy shall: (i) name Agent on behalf of all Lenders as loss payee or additional insured, as appropriate, (ii) provide for insurer’s waiver of its right of subrogation against Lenders and Borrower, (iii) provide that such insurance shall not be invalidated by any action of, or breach of warranty by, Borrower and waive set-off, counterclaim or offset against Lenders, (iv) be primary without a right of contribution of Lenders’ insurance, if any, or any obligation on the part of Lenders to pay premiums of Borrower, and (v) require the insurer to give Agent at least 30 days prior written notice of cancellation, unless such cancellation is on account of non-payment in which case 10 days prior written notice shall be sufficient. Borrower shall furnish all certificates of insurance required by Agent.

6.6 Loss Proceeds. So long as no Event of Default has occurred and is continuing, any proceeds of insurance on or condemnation of Collateral shall, at Borrower’s election and so long as Lenders’ security interest in such proceeds remains first priority, be used either to repair or replace such Collateral or otherwise applied to the purchase or acquisition of property useful to Borrower’s business.
6.7 Taxes. Borrower will file all required tax returns, and will pay all taxes it owes other than where the failure to comply would not reasonably be expected to have a Material Adverse Effect.
6.8 Regulated Substances. Borrower will comply with all laws respecting Regulated Substances and shall not incur any penalties with regards to such Regulated Substances in an amount not to exceed $200,000 of remedial cost, which penalty has not been dismissed or paid within 30 days.
6.9 Further Assurances. At any time and from time to time, Borrower shall execute and deliver such further instruments and take such further action as Agent may reasonably request to effect the intent and purposes hereof, to perfect and continue perfected and of first priority Lenders’ security interests in the Collateral, and to effect and maintain ACH payment arrangements with each of the Lenders.
6.10 Dissolution of Kior BV. Borrower shall not permit a Lien on the capital stock of Kior BV, or pledge the stock certificates of Kior BV, in favor of any other party other than Lender and Borrower shall take all steps necessary to dissolve the existence of Kior BV within 150 days from the date of this Agreement.
7. Negative Covenants
Borrower will not do any of the following:
7.1 Location of Collateral. Change its chief executive office or principal place of business or remove, except in the ordinary course of Borrower’s business, the Collateral or Borrower’s Books from the premises listed in Section 11 without giving 30 days prior written notice to Agent.
7.2 Extraordinary Transactions. Sell, lease, license or otherwise dispose of its assets, other than (i) sales of inventory in the ordinary course of Borrower’s business; (ii) licenses of Borrower’s intellectual property assets entered into in the ordinary course of business; and (iii) any other sale, lease, license or disposition (excluding Collateral hereunder) the net proceeds of which, does not, taken together with each other sale, lease, license or disposition made in such fiscal year, exceed $200,000.
7.3 Restructure. Make any material change in Borrower’s financial structure or business operations (other than through the sale of preferred stock to equity investors which does not result in a change of control of Borrower); or suspend operation of Borrower’s business.
7.4 Liens. (i) Create, incur, assume or suffer to exist any Lien of any kind with respect to any of its property, whether now owned or hereafter acquired, except for Permitted Liens, or (ii) enter into or permit to exist any agreement that restricts the ability of Borrower to grant a Lien to Agent or Lenders in any of Borrower’s Intellectual Property (as defined in Exhibit A) (other than restrictions that world be unenforceable or ineffective pursuant to Section 9-408 of the UCC or the Uniform Commercial Code as adopted in any other applicable jurisdiction).
7.5 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, other than Permitted Indebtedness.
7.6 Distributions. Pay any dividends or distributions, or redeem or purchase, any capital stock, except for (i) repurchases of capital stock from departing employees or directors, under repurchase agreements approved by the Borrower’s Board of Directors and (ii) dividends or distributions payable solely in capital stock of Borrower.
7.7 Investments. Acquire or own, or make any Investment in or to any entity, other than Permitted Investments.
7.8 Transactions with Affiliates. Directly or indirectly enter into any transaction with any affiliate which is on terms less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated entity; provided, any such transaction shall not be a breach of this Section 7.7 if approved by a disinterested majority of the Borrower’s Board of Directors.
7.9 Compliance. (i) Become an “investment company” under the Investment Company Act of 1940 or extend credit to purchase or carry margin stock; (ii) fail to meet the minimum funding requirements of ERISA; (iii) permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; (iv) fail to comply with the Federal Fair Labor Standards Act; or (v) violate any other material law or material regulation.

7.10 UCC Effectiveness. Change its name, jurisdiction of organization, or take any other action that could render Lender’s financing statements misleading under the UCC, without giving Lender 30 days advance written notice.
7.11 Deposit and Securities Accounts. Maintain any deposit accounts or accounts holding securities owned by Borrower except accounts in which Agent on behalf of all Lenders has obtained a perfected first priority security interest. Notwithstanding the foregoing, Lender shall not have a perfected security interest in (i) Borrower’s certificate of deposit account no. 0910-00121407355 with Bank of America which secures Borrower’s commercial credit card facility, provided the amount of such account shall not exceed 5125,000; (ii) Borrower’s checking account no. 488019490275 with Bank of America, provided the amount of such account shall not exceed $$2,000,000 and Borrower shall close such account no later than February 28, 2010 and provide Lender with notice thereof; or (iii) Borrower’s account no. 3300709750 with Silicon Valley Bank which secures Borrower’s obligations under a commercial credit card facility, provided the amount of such account shall not exceed $100,000. For so long as the Obligations are outstanding, Borrower shall not hold directly or indirectly, purchase or create a purchase order or directive to purchase any auction rate securities or similar financial instruments regardless of whether such securities are to be held by Borrower or through one or more brokerage accounts.
7.12 Maintenance of Subsidiaries. Except as set forth in Section 6.10 hereof, Borrower shall not, and shall not permit or cause any Subsidiary to, (i) sell, dispose of, convey, or allow a Lien to arise on any of its assets, including Intellectual Property (as defined in Exhibit A) owned by such Subsidiary (and for this purpose, the definition of “Intellectual Property” shall be deemed to refer to such Subsidiary) except for non-exclusive licenses entered into in the ordinary course of business; (ii) divest or “spin-off” any Subsidiary except where as a result of such transaction Borrower and/or Borrower’s shareholders or affiliates retain or obtain majority ownership of such Subsidiary; (iii) merge or consolidate any Subsidiary with or into another entity (unless as a result of such merger Borrower and/or Borrower’s shareholders or affiliates retain or obtain majority ownership of the surviving entity); (iv) permit a Change of Control (as defined below) of any Subsidiary; (v) make a pledge of, any capital stock of any Subsidiary in favor of any person other than Lender; or (vi) materially change the corporate structure and business operations of the Borrower and its Subsidiaries taken as a whole. For the purposes of this Section 7.12, a “Change of Control” shall mean, any transaction or series of related transactions whereby the Borrower and/or Borrower’s shareholders or affiliates of Borrower holding in excess of 50% of the outstanding voting capital stock of any Subsidiary immediately prior to such transaction or transactions, shall own less than 50% of the outstanding voting or capital stock of such Subsidiary immediately following such transaction or transactions.
8. Events of Default
Any one or more of the following shall constitute an Event of Default by Borrower hereunder:
8.1 Payment. Borrower fails to pay when due and payable in accordance with the Loan Documents any portion of the Obligations, or cancels an ACH payment or transfer Lender has initiated in conformity with the terms hereof provided, however, that an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operational error if Borrower had the funds to make the payment when due and makes the payment the business day following Borrower’s knowledge of such failure to pay.
8.2 Certain Covenant Defaults. Borrower fails to perform any obligation under Section 6.5 or 6.6, or violates any of the covenants contained in Section 7.
8.3 Other Covenant Defaults. Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement, in any of the other Loan Documents, or in any other present or future agreement between Borrower and Lender and has failed to cure such failure within 30 days after its occurrence.
8.4 Attachment. Any material portion of Borrower’s assets is attached, seized, subjected to a government levy, lien, writ or distress warrant, or comes into the possession of any trustee or receiver and the same is not returned, removed, waived, stayed, discharged or rescinded within 20 days.
8.5 Other Agreements. There is a default in any agreement to which Borrower is a party resulting in a right by a third party, whether or not exercised, to accelerate the maturity of any Indebtedness, in an amount greater than $200,000.
8.6 Judgments. One or more judgments for an aggregate of at least $200,000 is rendered against Borrower and remains unsatisfied and unstayed for more than 30 days.
8.7 Injunction. Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct any material part of its business affairs, or if a judgment or other claim becomes a Lien upon any material portion of Borrower’s assets.
8.8 Misrepresentation. Any representation, statement, or report made to Lenders by Borrower was false or misleading when made in any material respect.

8.9 Enforceability. Agent or any Lender’s ability to enforce its rights against Borrower or any Collateral is impaired in any material respect, or Borrower asserts that any Loan Document is not a legal, valid and binding obligation of Borrower enforceable in accordance with its terms.
8.10 Involuntary Bankruptcy. An involuntary bankruptcy case remains undismissed or unstayed for 60 days or, if earlier, an order granting the relief sought is entered.
8.11 Voluntary Bankruptcy or Insolvency. Borrower commences a voluntary case under applicable bankruptcy or insolvency law, consents to the entry of an order for relief in an involuntary case under any such law, or consents or is subject to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian or other similar official of Borrower or any substantial part of its property, or makes an assignment for the benefit of creditors, or fails generally or admits in writing to its inability to pay its debts as they become due, or takes any corporate action in furtherance of any of the foregoing.
8.12 Merger, Sale or Change of Control. The occurrence of (i) a merger of Borrower with another entity (whether or not the Borrower is the “surviving entity”) whereby the shareholders of Borrower immediately prior to such merger own less than 50% of the outstanding voting securities of Borrower immediately after such merger; (ii) the sale (in one or a series of related transactions) of all or substantially all of Borrower’s assets; or (iii) any transaction (or series of related transactions) other than a transaction that is a bona fide equity financing with the primary purpose of raising capital for Borrower, whereby the shareholders of Borrower immediately prior to such transaction(s) own less than 50% of the outstanding voting securities of Borrower immediately after such transaction(s), and such acquirer or resulting entity (including, Borrower, if Borrower is the resulting or surviving entity) fails to either: (a) pay off the Obligations in cash at the closing of the acquisition, merger or sale or (b) provide an unconditional, unlimited guaranty or reaffirmation of the Obligations in form and substance satisfactory to Lender and is of a credit quality acceptable to Lender.
9. Lender’s Rights and Remedies
9.1 Rights and Remedies. Upon the occurrence and continuance of any Event of Default, Agent and Lenders may, at each party’s election, without notice of election and without demand, do any one or more of the following, all of which are authorized by Borrower: (i) accelerate and declare the Loan and all Obligations immediately due and payable; (ii) make such payments and do such acts as Agent or Lenders consider necessary or reasonable to protect Lenders’ security interests in the Collateral, with such amounts becoming Obligations bearing interest at the Default Rate; (iii) exercise any and all other rights and remedies available under the UCC or otherwise; (iv) require Borrower to assemble the Collateral at such places as Agent may designate; (v) enter premises where any Collateral is located, take, maintain possession of, or render unusable the Collateral or any part of it; (vi) without notice to Borrower, set off and recoup against any portion of the Obligations; (vii) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral, in connection with which Borrower hereby grants each Lender a license to use without charge Borrower’s premises, labels, name, trademarks, and other property necessary to complete, advertise, and sell any Collateral; and (viii) sell the Collateral at one or more public or private sales.
9.2 Power of Attorney in Respect of the Collateral. Borrower hereby irrevocably appoints Agent (which appointment is coupled with an interest) its true and lawful attorney in fact with full power of substitution, for it and in its name to, upon and during the continuance of an Event of Default: (i) ask, demand, collect, receive, sue for, compound and give acquittance for any and all Collateral with full power to settle, adjust or compromise any claim, (ii) receive payment of and endorse the name of Borrower on any items of Collateral, (iii) make all demands, consents and waivers, or take any other action with respect to, the Collateral, (iv) file any claim or take any other action, in any Lender’s or Borrower’s name, which Agent may reasonably deem appropriate to protect its rights in the Collateral, or (v) otherwise act with respect to the Collateral as though Agent were its outright owner.
9.3 Charges. If Borrower fails to pay any amounts required hereunder to be paid by Borrower to any third party, Agent may at its option pay any part thereof and any amounts so paid including Lenders’ Expenses incurred shall become Obligations, immediately due and payable, bearing interest at the Default Rate, and secured by the Collateral. Any such payments by Agent shall not constitute an agreement to make similar payments or a waiver of any Event of Default.
9.4 Remedies Cumulative. Agent’s and Lenders’ rights and remedies under the Loan Documents and all other agreements with Borrower shall be cumulative. Agent and Lenders shall have all other rights and remedies as provided under the UCC, by law, or in equity. No exercise by Agent or Lenders of one right or remedy shall be deemed an election, and no waiver by Agent or Lenders of any Event of Default shall be deemed a continuing waiver. No delay by Agent or any Lender shall constitute a waiver, election, or acquiescence.
9.5 Application of Collateral Proceeds. Agent and Lenders will apply proceeds of sale, to the extent actually received in cash, in the manner and order it determines in its sole discretion, and as prescribed by applicable law.

10. Waivers; Indemnification
10.1 Waivers. Without limiting the generality of the other waivers made by Borrower herein, to the maximum extent permitted under applicable law, Borrower hereby irrevocably waives all of the following: (i) any right to assert against Lenders as a defense, counterclaim, set-off or crossclaim, any defense (legal or equitable), set-off, counterclaim, crossclaim and/or other claim (a) which Borrower may now or at any time hereafter have against any party liable to Lenders in any way or manner, or (b) arising directly or indirectly from the present or future lack of perfection, sufficiency, validity and/or enforceability of any Loan Document, or any security interest; (ii) presentment, demand and notice of presentment, dishonor, notice of intent to accelerate, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all accounts, documents, instruments, chattel paper and guaranties at any time held by Lenders on which Borrower may in any way be liable and hereby ratifies and confirms whatever Lender may do in this regard; (iii) the benefit of all marshalling, valuation, appraisal and exemption laws; (iv) the right, if any, to require Lenders to (a) proceed against any person liable for any of the Obligations as a condition to or before proceeding hereunder; or (b) foreclose upon, sell or otherwise realize upon or collect or apply any other property, real or personal, securing any of the Obligations, as a condition to, or before proceeding hereunder; (v) any demand for possession before the commencement of any suit or action to recover possession of Collateral; and (vi) any requirement that Lenders retain possession and not dispose of Collateral until after trial or final judgment.
10.2 Lenders’ Liability for Collateral. Lenders shall not in any way or manner be liable or responsible for: (i) the safekeeping of any Collateral; (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (iii) any diminution in the value thereof; or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person or entity whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower. Lenders will have no responsibility for taking any steps to preserve rights against any parties respecting any Collateral. Lenders’ powers hereunder are conferred solely to protect its interest in the Collateral and do not impose any duty to exercise any such powers. None of Lenders or any of its officers, directors, employees, agents or counsel will be liable for any action lawfully taken or omitted to be taken hereunder or in connection herewith (excepting gross negligence or willful misconduct), nor under any circumstances have any liability to Borrower for lost profits or other special, indirect, punitive, or consequential damages. Lenders retain any documents delivered by Borrower only for their purposes and for such period as each Lender, at its sole discretion, may determine necessary, after which time such Lender may destroy such records without notice to or consent from Borrower.
10.3 Indemnification. Borrower shall, on an after tax basis, defend, indemnify, and hold each Lender and each of its officers, directors, employees, counsel, partners, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including Lenders’ Expenses and reasonable attorney’s fees) of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and any other Loan Documents, or the transactions contemplated hereby and thereby, with respect to noncompliance with laws or regulations respecting Regulated Substances, government secrecy or technology export, or any Lien not created by a Lender or right of another against any Collateral, even if the Collateral is foreclosed upon or sold pursuant hereto, and with respect to any investigation, litigation or proceeding before any agency, court or other governmental authority relating to this Agreement or the Advances or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnified Person. The obligations in this Section shall survive the Term. At the election of any Indemnified Person, Borrower shall defend such Indemnified Person using legal counsel reasonably satisfactory to such Indemnified Person, at the sole cost and expense of Borrower. All amounts owing under this Section shall be paid within 30 days after written demand.
11. Notices
All notices shall be in writing and personally delivered or sent by certified mail, postage prepaid, return receipt requested, or by confirmed facsimile, at the respective addresses set forth below:

If to Borrower:	If to Agent:

Kior, Inc.	Lighthouse Capital Partners VI, L.P.
Attention: Chief Financial Officer	Attention: Contract Administrator
13001 Bay Park Road	3555 Alameda de las Pulgas, Suite 200
Pasadena, Texas 77507	Menlo Park, California 94025
FAX: (281) 694-8799	FAX: (650) 233-0114

If to any Lender, to the address set forth on Schedule A hereto.
12. General Provisions

12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties’ respective successors and permitted assigns. Borrower may not assign any rights hereunder without Agent’s prior written consent, which consent may be granted or withheld in Agent’s sole discretion. Each Lender shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participations in all or any part of any Loan Document, except for any such sale, transfer, negotiation or grant of a participation to a competitor of Borrower or any of its Subsidiaries.
12.2 Time of Essence. Time is of the essence for the performance of all Obligations.
12.3 Severability of Provisions. Each provision hereof shall be severable from every other provision in determining its legal enforceability.
12.4 Entire Agreement. This Agreement and each of the other Loan Documents dated as of the date hereof, taken together, constitute and contain the entire agreement between Borrower and Lenders with respect to their subject matter and supersede any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral. This Agreement is the result of negotiations between and has been reviewed by the Borrower and Lenders as of the date hereof and their respective counsel; accordingly, this Agreement shall be deemed to be the product of the parties hereto, and no ambiguity shall be construed in favor of or against Borrower or Lender. The provision of any Loan Document may be modified, amended or waived only by a written instrument signed by the parties thereto. Any waiver or consent with respect to any provision of the Loan Documents shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any one case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.
12.5 Reliance by Lenders. All covenants, agreements, representations and warranties made herein by Borrower shall, notwithstanding any investigation by any Lender, be deemed to be material to and to have been relied upon by each Lender.
12.6 No Set-Offs by Borrower. All sums payable by Borrower pursuant to this Agreement or any of the other Loan Documents shall be payable without notice or demand and shall be payable in United States Dollars without set-off or reduction of any manner whatsoever.
12.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same original instrument.
12.8 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding.
12.9 No Original Issue Discount. Borrower and Lenders acknowledge and agree that the Warrant is part of an investment unit within the meaning of Section 1273(c)(2) of the Internal Revenue Code, which includes the Loan. Borrower and Lenders further agree as between them, that the fair market value of each Warrant is $100 and that, pursuant to Treas. Reg. § 1.1273-2(h), $100 of the issue price of the investment unit will be allocable to the Warrant and the balance shall be allocable to the Loans. Borrower and Lenders agree to prepare their respective federal income tax returns in a manner consistent with the foregoing and, pursuant to Treas. Reg. § 1.1273, the original issue discount on the Loan shall be considered to be zero.
12.10 Relationship of Parties. The relationship between Borrower and each Lender is, and at all times shall remain, solely that of a borrower and lender. No Lender is a partner or joint venturer of Borrower; nor shall any Lender under any circumstances be deemed to be in a relationship of confidence or trust or have a fiduciary relationship with Borrower or any of its affiliates, or to owe any fiduciary duty to Borrower or any of its affiliates. No Lender undertakes or assumes any responsibility or duty to Borrower or any of its affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform any of them of any matter in connection with its or their property, the Loans, any Collateral or the operations of Borrower or any of its affiliates. Borrower and each of its affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by any Lender in connection with such matters is solely for the protection of such Lender and neither Borrower nor any affiliate is entitled to rely thereon.
12.11 Choice of Law and Venue; Jury Trial Waiver. This Agreement shall be governed by and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Lender hereby submits to the exclusive jurisdiction and venue of the State and Federal courts located in the City and County of San Francisco, State of California. Borrower and Each Lender hereby waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of any of the Loan Documents or any of the transactions contemplated therein, including contract claims, tort claims, breach of duty claims, and all other common law or statutory claims. Each party further waives any right to consolidate any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

In Witness Whereof, the parties hereto have executed this Agreement as of the date first above written.

Borrower:		Agent:

Kior, Inc.		Lighthouse Capital Partners VI, L.P.
		By:	Lighthouse Management Partners VI, L.L.C., its general partner

By:	/s/ Fred Cannon	By:	./s/ Christy Barnes

Name:	Fred Cannon	Name:	Christy Barnes

Title:	Pres.	Title:	Managing Director

Lenders:

LEADER LENDING, LLC — SERIES A		LEADER LENDING, LLC — SERIES B

By:	/s/ Robert W. Molke	By:	/s/ Robert W. Molke

Name:	Robert W. Molke	Name:	Robert W. Molke

Title:	Managing Director	Title:	Managing Director

Lighthouse Capital Partners VI, L.P.
By:	Lighthouse Management Partners VI, L.L.C., its general partner
By:

Name:

Title:

Schedule A	Lenders (Name, Address and Percentage Interests)

Exhibit A	Collateral Description
Exhibit B	Form of Note
Exhibit C	Form of Preferred Stock Warrant
Exhibit C-1	Form of Tranche 2 Warrant
Exhibit D	Form of Notice of Borrowing
Exhibit E	Form of Incumbency Certificate
Exhibit F	Form of Officers Certificate
Exhibit G	ACH Authorization
Exhibit H	Form of Negative Pledge Agreement
Exhibit I	Control Agreement

Schedule 1	Disclosure Schedule

Schedule A
Lenders

Lighthouse Capital Partners VI, L.P. :	70%

3555 Alameda de las Pulgas, Suite 200
Menlo Park, CA 94025
Attn: Contracts Administration
FAX: (650) 233-0114

Leader Lending, LLC — Series A :	15%

311 California Street, Suite 420
San Francisco, CA 94104
Attn: Chief Financial Officer
FAX: (415) 956-8233

Leader Lending, LLC — Series B :	15%

311 California Street, Suite 420
San Francisco, CA 94104
Attn: Chief Financial Officer
FAX: (415) 956-8233

Total	100%

Exhibit A
Collateral
This FINANCING STATEMENT and SECURITY AGREEMENT covers all of Debtor’s interests in all of the following types or items of property, wherever located and whether now owned or hereafter acquired, and Debtor hereby grants Secured Party a security interest therein as collateral for the payment and performance of all present and future indebtedness, liabilities, guarantees and obligations of Debtor to Secured Party, howsoever arising. Debtor agrees that said security interest may be enforced by Secured Party in accordance with the terms of all security and other agreements between Secured Party and Debtor, the California Uniform Commercial Code, or both, and that this document shall be fully effective as a security agreement, even if there is no other security or other agreement between Secured Party or Debtor:
All assets of the Debtor; all personal property of Debtor;
All “accounts”, “general intangibles”, “chattel paper”, “contract rights”, “documents”, “instruments”, “deposit accounts”, “inventory”, “farm products”, “fixtures” and “equipment”, as such terms are defined in Division 9 of the California Uniform Commercial Code in effect on the date hereof;
All general intangibles of every kind, including without limitation, federal, state and local tax refunds and claims of all kinds; all rights as a licensee or any kind; all customer lists, telephone numbers, and purchase orders, and all rights to purchase, lease sell, or otherwise acquire or deal with real or personal property and all rights relating thereto;
All returned and repossessed goods and all rights as a seller of goods; all collateral securing any of the foregoing; all deposit accounts, special and general, whether on deposit with Secured Party or others;
All life and other insurance policies, claims in contract, tort or otherwise, and all judgments now or hereafter arising therefrom;
All right, title and interest of Debtor, and all of Debtor’s rights, remedies, security and liens, in, to and in respect of all accounts and other collateral, including, without limitation, rights of stoppage in transit, replevin, repossession and reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, and all guarantees and other contracts of suretyship with respect to any accounts and other collateral, and all deposits and other security for any accounts and other collateral, and all credit and other insurance;
All notes, drafts, letters of credit, contract rights, and things in action; all drawings, specifications, blueprints and catalogs; and all raw materials, work in process, materials used or consumed in Debtor’s business, goods, finished goods, returned goods and all other goods and inventory of whatsoever kind or nature, any and all wrapping, packaging, advertising and shipping materials, and all documents relating thereto, and all labels and other devices, names and marks affixed or to be affixed thereto for purposes of selling or identifying the same or the seller or manufacturer thereof;
All inventory, raw materials and work in progress wherever located; all present and future claims against any supplier of any of the foregoing, including claims for defective goods or overpayments to or undershipments by suppliers; all proceeds arising from the lease or rental of any of the foregoing; INVENTORY RETURNED BY DEBTOR TO ITS SUPPLIERS SHALL REMAIN SUBJECT TO SECURED PARTY’S SECURITY INTEREST;
All equipment and fixtures, NONE OF WHICH THE DEBTOR IS AUTHORIZED TO SELL, LEASE OR OTHERWISE DISPOSE OF WITHOUT THE WRITTEN CONSENT OF SECURED PARTY OR EXCEPT IN ACCORDANCE WITH THE TERMS OF THE LOAN AGREEMENT, including without limitation all machinery, machine tools, motors, controls, parts, vehicles, workstations, tools, dies, jigs, furniture, furnishings and fixtures; and all attachments, accessories, accessions and property now or hereafter affixed to or used in connection with any of the foregoing, and all substitutions and replacements for any of the foregoing; all warranty and other claims against any vendor or lessor of any of the foregoing;
All investment property;
All books, records, ledger cards, computer data and programs and other property and general intangibles at any time evidencing or relating to any or all of the foregoing; and
All cash and non-cash products and proceeds of any of the foregoing, in whatever form, including proceeds in the form of inventory, equipment or any other form of personal property, including proceeds of proceeds and proceeds of insurance, and all claims by Debtor against third parties for loss or damage to, or destruction of, or otherwise relating to, any or all of the foregoing.

1

NOTICE — PURSUANT TO AN AGREEMENT BETWEEN DEBTOR AND SECURED PARTY, DEBTOR HAS AGREED NOT TO FURTHER ENCUMBER THE COLLATERAL DESCRIBED HEREIN, THE FURTHER ENCUMBERING OF WHICH MAY CONSTITUTE THE TORTIOUS INTERFERENCE WITH SECURED PARTY’S RIGHTS BY SUCH ENCUMBRANCER. IN THE EVENT THAT ANY ENTITY IS GRANTED A SECURITY INTEREST IN DEBTOR’S ACCOUNTS, CHATTEL PAPER, GENERAL INTANGIBLES OR OTHER ASSETS CONTRARY TO THE ABOVE, THE SECURED PARTY ASSERTS A CLAIM TO ANY PROCEEDS THEREOF RECEIVED BY SUCH ENTITY.
Notwithstanding any of the foregoing, this Financing Statement and Security Agreement does not cover any of Debtor’s interests in, and the Collateral shall not under any circumstance include, and no security interest is granted in, Debtor’s Intellectual Property, including, without limitation, any and all property of the Debtor that is subject to, listed in or otherwise described in the Negative Pledge Agreement dated December __, 2009 between the Secured Party and the Debtor. “Intellectual Property” means, collectively, all rights, priorities and privileges of the Debtor relating to intellectual property, in any medium, of any kind or nature whatsoever, now or hereafter owned or acquired or received by Debtor, or in which Debtor now holds or hereafter acquires or receives any right or interest, whether arising under United States, multinational or foreign laws or otherwise, and shall include, in any event, all copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, trade secrets, internet domain names (including any right related to the registration thereof), proprietary or confidential information, mask works, sources object or other programming codes, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data base, data, skill, expertise, recipe, experience, process, models, drawings, materials or records. Notwithstanding the foregoing, Intellectual Property as defined above does not include accounts, accounts receivable, royalties, licensing fees, contract rights, proceeds, or other revenue obtained or owed from or on account of the licensing or other exploitation of Intellectual Property, none of which are excluded, and all of which are included as collateral in the security interest granted by Debtor to Secured Party. Notwithstanding the foregoing, Collateral shall not include any Eligible Equipment financed under (and as defined under) the Lighthouse Equipment Loan, but only for so long as the Obligations under the Lighthouse Equipment Loan are outstanding.

“Debtor"	“Secured Party”, Agent on Behalf of the Lenders

Kior, Inc., a Delaware corporation	Lighthouse Capital Partners VI, L.P.
	By:	Lighthouse Management Partners VI, L.L.C.,
its general partner
By:

Name:	By:

Title:	Name:

Title:

2

Exhibit B
[__________]
Secured Promissory Note — Tranche 1
This Secured Promissory Note (this “Note”) is made ____________, 200__, by Kior, Inc. (“Borrower”) in favor of [Lighthouse Capital Partners VI, L.P.][Leader Entity] (collectively with its assigns, “Lender”). Initially capitalized terms used and not otherwise defined herein are defined in that certain Loan and Security Agreement No. 1452 between Borrower, Lighthouse Capital Partners VI, L.P. as Agent, the other lenders party thereto and Lender dated December __, 2009 (the “Loan Agreement”).
For Value Received, Borrower promises to pay in lawful money of the United States, to the order of Lender, at [3555 Alameda de las Pulgas, Suite 200, Menlo Park, CA 94025][311 California Street, Suite 420, San Francisco, CA 94104], or such other place as Lender may from time to time designate (“Lender’s Office”), the principal sum of $___________ (the “Advance”), including interest on the unpaid balance and all other amounts due or to become due hereunder according to the terms hereof and of the Loan Agreement.
“Basic Rate” a per annum rate of interest equal to 12%.
“Final Payment” means 7.5% of the Advance.
“Loan Commencement Date” means August 1, 2010.
“Maturity Date” means the last day of the Repayment Period, or if earlier, the date of prepayment under the Note.
“Payment Date” means the first day of each calendar month.
“Prepayment Fee” means (i) 3% of the outstanding principal amount being prepaid for any prepayment made on or before December 31, 2011; (ii) 2% of the outstanding principal amount being prepaid for any prepayment made during calendar year 2012; and (iii) 1% of the outstanding principal amount being prepaid for any prepayment made during calendar year 2013 or thereafter.
“Repayment Period” means the period beginning on the Loan Commencement Date and continuing for 33 calendar months.
1. Repayment. Borrower shall pay principal and interest due hereunder from the Funding Date, until this Note is paid in full, on each Payment Date pursuant to the terms of the Loan Agreement and this Note. Prior to the Loan Commencement Date, Borrower shall pay to Lender, monthly in advance on each Payment Date, interest calculated using the Basic Rate. Beginning on the Loan Commencement Date and on each Payment Date thereafter during the Repayment Period, Borrower shall make equal installments of principal and interest in advance, calculated at the Basic Rate. On the Maturity Date, Borrower shall pay, in addition to all unpaid principal and interest outstanding hereunder, the Final Payment.
2. Interest. Interest not paid when due will, to the maximum extent permitted under applicable law, become part of principal, at Lender’s option, and thereafter bear like interest as principal. All interest computation shall be based on a 360-day year and actual days elapsed prior to the Loan Commencement Date and on a 360-day year and 30 day month on and after the Loan Commencement Date. All Obligations not paid when due shall bear interest at the Default Rate unless waived in writing by Lender. All amounts paid hereunder will be applied to the Obligations in Lender’s discretion and as provided in the Loan Agreement.
3. Voluntary Prepayment. Borrower may prepay the Note if and only if Borrower pays to Lender (i) the outstanding principal amount of this Note and any unpaid accrued interest; (ii) the Final Payment; (iii) the Prepayment Fee, if applicable; and (iv) all other sums, if any, that shall have become due and payable hereunder with respect to this Note.
4. Collateral. This Note is secured by the Collateral.
5. Waivers. Borrower, and all guarantors and endorsers of this Note, regardless of the time, order or place of signing, hereby waive notice, demand, presentment, protest, and notices of every kind, presentment for the purpose of accelerating maturity, diligence in collection, and, to the fullest extent permitted by law, all rights to plead any statute of limitations as a defense to any action on this Note.
6. Choice of Law; Venue. This Note shall be governed by, and construed in accordance with the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and

1

Lender hereby submits to the exclusive jurisdiction and venue of the State and Federal courts located in the City and County of San Francisco, State of California. Borrower and Lender each hereby waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Note. Each party further waives any right to consolidate any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.
7. Miscellaneous. This Note may be modified only by a writing signed by Borrower and Lender. Each provision hereof is severable from every other provision hereof and of the Loan Agreement when determining its legal enforceability. Sections and subsections are titled for convenience, and not for construction. “Hereof,” “herein,” “hereunder,” and similar words refer to this Note in its entirety. “Or” is not necessarily exclusive. “Including” is not limiting. The terms and conditions hereof inure to the benefit of and are binding upon the parties’ respective permitted successors and assigns. This Note is subject to all the terms and conditions of the Loan Agreement.
In Witness Whereof, Borrower has caused this Note to be executed by a duly authorized officer as of the day and year first above written.

Kior, Inc.

By:

Name:

Title:

2

[__________]
Secured Promissory Note — Tranche 2
This Secured Promissory Note (this “Note”) is made ____________, 200__, by Kior, Inc. (“Borrower”) in favor of Lighthouse Capital Partners VI, L.P. [Leader Entity] (collectively with its assigns, “Lender”). Initially capitalized terms used and not otherwise defined herein are defined in that certain Loan and Security Agreement No. 1452 between Borrower, Lighthouse Capital Partners VI, L.P. as Agent, the other lenders party thereto and Lender dated _______ (the “Loan Agreement”).
For Value Received, Borrower promises to pay in lawful money of the United States, to the order of Lender, at [3555 Alameda de las Pulgas, Suite 200, Menlo Park, CA 94025][311 California Street, Suite 420, San Francisco, CA 94104], or such other place as Lender may from time to time designate (“Lender’s Office”), the principal sum of $___________ (the “Advance”), including interest on the unpaid balance and all other amounts due or to become due hereunder according to the terms hereof and of the Loan Agreement.
“Basic Rate” means (i)14% during the Interest Only Period and (ii) 12% on and after the Loan Commencement Date
“Final Payment” means 10% of the Advance.
“Interest Only Period” means the period commencing on the date hereof and continuing until the Loan Commencement Date.
“Loan Commencement Date” means August 1, 2010.
“Maturity Date” means the last day of the Repayment Period, or if earlier, the date of prepayment under the Note.
“Payment Date” means the first day of each calendar month.
“Prepayment Fee” means (i) 3% of the outstanding principal amount being prepaid for any prepayment made on or before December 31, 2011; (ii) 2% of the outstanding principal amount being prepaid for any prepayment made during calendar year 2012; and (iii) 1% of the outstanding principal amount being prepaid for any prepayment made during calendar year 2013 or thereafter.
“Repayment Period” means the period beginning on the Loan Commencement Date and continuing for 33 calendar months.
1. Repayment. Borrower shall pay principal and interest due hereunder from the Funding Date, until this Note is paid in full, on each Payment Date pursuant to the terms of the Loan Agreement and this Note. Prior to the Loan Commencement Date, Borrower shall pay to Lender, monthly in advance on each Payment Date, interest calculated using the Basic Rate. Beginning on the Loan Commencement Date and on each Payment Date thereafter during the Repayment Period, Borrower shall make equal installments of principal and interest in advance, calculated at the Basic Rate. On the Maturity Date, Borrower shall pay, in addition to all unpaid principal and interest outstanding hereunder, the Final Payment.
2. Interest. Interest not paid when due will, to the maximum extent permitted under applicable law, become part of principal, at Lender’s option, and thereafter bear like interest as principal. All interest computation shall be based on a 360-day year and actual days elapsed prior to the Loan Commencement Date and on a 360-day year and 30 day month on and after the Loan Commencement Date. All Obligations not paid when due shall bear interest at the Default Rate unless waived in writing by Lender. All amounts paid hereunder will be applied to the Obligations in Lender’s discretion and as provided in the Loan Agreement.
3. Voluntary Prepayment. Borrower may prepay the Note if and only if Borrower pays to Lender (i) the outstanding principal amount of this Note and any unpaid accrued interest; (ii) the Final Payment; (iii) the Prepayment Fee, if applicable; and (iv) all other sums, if any, that shall have become due and payable hereunder with respect to this Note.
4. Collateral. This Note is secured by the Collateral.
5. Waivers. Borrower, and all guarantors and endorsers of this Note, regardless of the time, order or place of signing, hereby waive notice, demand, presentment, protest, and notices of every kind, presentment for the purpose of accelerating maturity, diligence in collection, and, to the fullest extent permitted by law, all rights to plead any statute of limitations as a defense to any action on this Note.
6. Choice of Law; Venue. This Note shall be governed by, and construed in accordance with the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Lender hereby submits to the exclusive jurisdiction and venue of the State and Federal courts located in the

3

City and County of San Francisco, State of California. Borrower and Lender each hereby waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Note. Each party further waives any right to consolidate any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.
7. Miscellaneous. This Note may be modified only by a writing signed by Borrower and Lender. Each provision hereof is severable from every other provision hereof and of the Loan Agreement when determining its legal enforceability. Sections and subsections are titled for convenience, and not for construction. “Hereof,” “herein,” “hereunder,” and similar words refer to this Note in its entirety. “Or” is not necessarily exclusive. “Including” is not limiting. The terms and conditions hereof inure to the benefit of and are binding upon the parties’ respective permitted successors and assigns. This Note is subject to all the terms and conditions of the Loan Agreement.
In Witness Whereof, Borrower has caused this Note to be executed by a duly authorized officer as of the day and year first above written.

Kior, Inc.

By:

Name:

Title:

4

Exhibit c
Warrant
THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS SUCH SALE OR TRANSFER IS IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS OR SOME OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS IS AVAILABLE WITH RESPECT THERETO.
PREFERRED STOCK PURCHASE WARRANT

Warrant No.	Number of Shares: 51,414
Series A-1 Preferred Stock
Kior Inc.
Effective as of December 30, 2008
Void after December 30, 2016
     1. Issuance. This Preferred Stock Purchase Warrant (the “Warrant”) is issued to Lighthouse Capital Partners VI, L.P. by Kior Inc., a Delaware corporation (hereinafter with its successors called the “Company”).
     2. Purchase Price; Number of Shares. The registered holder of this Warrant (the “Holder”), commencing on the date hereof, is entitled upon surrender of this Warrant with the subscription form annexed hereto duly executed, at the principal office of the Company, to purchase from the Company, at a price per share of $3.89 (the “Purchase Price”), 51,414 fully paid and nonassessable shares of the Company’s Series A-1 Preferred Stock, $0.0001 par value (the “Preferred Stock”).
Until such time as this Warrant is exercised in full or expires, the Purchase Price and the securities issuable upon exercise of this Warrant are subject to adjustment as hereinafter provided. The person or persons in whose name or names any certificate representing shares of Preferred Stock is issued hereunder shall be deemed to have become the holder of record of the shares represented thereby as at the close of business on the date this Warrant is exercised with respect to such shares, whether or not the transfer books of the Company shall be closed.
     3. Payment of Purchase Price. The Purchase Price may be paid (i) in cash or by check, (ii) by the surrender by the Holder to the Company of any promissory notes or other obligations issued by the Company, with all such notes and obligations so surrendered being credited against the Purchase Price in an amount equal to the principal amount thereof plus accrued interest to the date of surrender, or (iii) by any combination of the foregoing.
     4. Net Issue Election. The Holder may elect to receive, without the payment by the Holder of any additional consideration, shares of Preferred Stock equal to the value of this Warrant or any portion hereof by the surrender of this Warrant or such portion to the Company, with the net issue election notice annexed hereto duly executed, at the principal office of the Company. Thereupon, the Company shall issue to the Holder such number of fully paid and nonassessable shares of Preferred Stock as is computed using the following formula:

1.

X=Y(A-B)
 A

where:	X =	the number of shares of Preferred Stock to be issued to the Holder pursuant to this Section 4.

	Y =	the number of shares of Preferred Stock covered by this Warrant in respect of which the net issue election is made pursuant to this Section 4.

	A =	the Fair Market Value (defined below) of one share of Preferred Stock, as determined at the time the net issue election is made pursuant to this Section 4.

	B =	the Purchase Price in effect under this Warrant at the time the net issue election is made pursuant to this Section 4.
          “Fair Market Value” of a share of Preferred Stock (or fully paid and nonassessable shares of the Company’s common stock, $0.0001 par value (the “Common Stock”) if the Preferred Stock has been automatically converted into Common Stock) as of the date that the net issue election is made (the “Determination Date”) shall mean:
          (i) If the net issue election is made in connection with and contingent upon the closing of the sale of the Company’s Common Stock to the public in a public offering pursuant to a Registration Statement under the 1933 Act (a “Public Offering”), and if the Company’s Registration Statement relating to such Public Offering (“Registration Statement”) has been declared effective by the Securities and Exchange Commission, then the initial “Price to Public” specified in the final prospectus with respect to such offering multiplied by the number of shares of Common Stock into which each share of Preferred Stock is then convertible.
          (ii) If the net issue election is not made in connection with and contingent upon a Public Offering, then as follows:
               (a) If traded on a securities exchange or NASDAQ market or system, the fair market value of the Common Stock shall be deemed to be the average of the closing or last reported sale prices of the Common Stock on such exchange or market over the five day period ending five trading days prior to the Determination Date, and the fair market value of the Preferred Stock shall be deemed to be such fair market value of the Common Stock multiplied by the number of shares of Common Stock into which each share of Preferred Stock is then convertible;
               (b) If otherwise traded in an over-the-counter market, the fair market value of the Common Stock shall be deemed to be the average of the closing ask prices of the Common Stock over the five day period ending five trading days prior to the Determination Date, and the fair market value of the Preferred Stock shall be deemed to be such fair market value of the Common Stock multiplied by the number of shares of Common Stock into which each share of Preferred Stock is then convertible; and
               (c) If there is no public market for the Common Stock, then fair market value shall be determined in good faith by the Company’s Board of Directors.
     5. Partial Exercise. This Warrant may be exercised in part, and the Holder shall be entitled to receive a new warrant, which shall be dated as of the date of this Warrant, covering the number of shares in respect of which this Warrant shall not have been exercised.
     6. Fractional Shares. In no event shall any fractional share of Preferred Stock be issued upon any exercise of this Warrant. If, upon exercise of this Warrant in its entirety, the Holder would, except as provided in

2.

this Section 6, be entitled to receive a fractional share of Preferred Stock, then the Company shall issue the next higher number of full shares of Preferred Stock, issuing a full share with respect to such fractional share.
          7. Expiration Date; Automatic Exercise. This Warrant shall expire at the earliest to occur of (the “Expiration Date”) (i) at the close of business on December 30, 2016; (ii) two years after the closing of the initial Public Offering; of the Company on the NASDAQ or other stock exchange in the United States, and shall be void thereafter.
     Notwithstanding the term of this Warrant fixed pursuant to this Section 7, and provided Holder has received advance written notice of at least twenty (20) days and has not earlier exercised this Warrant, and provided this Warrant has not been assumed by the successor entity (or parent thereof), upon the consummation of a Merger (as defined below), this Warrant shall automatically be exercised pursuant to Section 4 hereof, without any action by Holder. “Merger” means: (i) a sale of all or substantially all of the Company’s assets to an Unaffiliated Entity (as defined below), or (ii) the merger, consolidation or acquisition of the Company with, into or by an Unaffiliated Entity (other than a merger or consolidation for the principle purpose of changing the domicile of the Company or a bona fide round of preferred stock equity financing), that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company. “Unaffiliated Entity” means any entity that is owned or controlled by parties who own less than twenty percent (20%) of the combined voting power of the voting securities of the Company immediately prior to such merger, consolidation or acquisition. Notwithstanding the foregoing, in the event that any outstanding warrants to purchase equity securities of the Company are assumed by the successor entity of a Merger (or parent thereof), this Warrant shall also be similarly assumed. The Company agrees to promptly give the Holder written notice of any proposed Merger and written notice of termination of any proposed Merger. Notwithstanding anything to the contrary in this Warrant, the Holder may rescind any exercise of its purchase rights after a notice of termination of the proposed Merger if the exercise of this Warrant occurred after the Company notified the Holder that the Merger was proposed or if the exercise was otherwise precipitated by such proposed Merger, provided, however that such rescission right must be exercised within thirty (30) days of receipt of such written notice of termination of the proposed Merger. In the event of such rescission, this Warrant will continue to be exercisable on the same terms and conditions.
     8. Reserved Shares; Valid Issuance. The Company covenants that it will at all times from and after the date hereof reserve and keep available such number of its authorized shares of Preferred Stock and Common Stock free from all preemptive or similar rights therein, as will be sufficient to permit, respectively, the exercise of this Warrant in full and the conversion into shares of Common Stock of all shares of Preferred Stock receivable upon such exercise. The Company further covenants that such shares as may be issued pursuant to such exercise and/or conversion will, upon issuance, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.
     9. Stock Splits and Dividends. If after the date hereof the Company shall subdivide the Preferred Stock, by split-up or otherwise, or combine the Preferred Stock, or issue additional shares of Preferred Stock in payment of a stock dividend on the Preferred Stock, the number of shares of Preferred Stock issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination, and the Purchase Price shall forthwith be proportionately decreased in the case of a subdivision or stock dividend, or proportionately increased in the case of a combination.
     10. Adjustments for Diluting Issuances. The other antidilution rights applicable to the Preferred Stock and the Common Stock of the Company are set forth in the Amended and Restated Certificate of Incorporation, as amended from time to time (the “Articles”), a true and complete copy in its current form which is attached hereto as Exhibit A. Such rights shall not be restated, amended or modified in any manner which affects the Holder differently than the holders of Preferred Stock without such Holder’s prior written consent. The Company shall promptly provide the Holder hereof with any restatement, amendment or modification to the Articles promptly after the same has been made.
     11. Mergers and Reclassifications. If after the date hereof the Company shall enter into any Reorganization (as hereinafter defined), then, as a condition of such Reorganization, lawful provisions shall be

3.

made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall thereafter have the right to purchase, at a total price not to exceed that payable upon the exercise of this Warrant in full, the kind and amount of shares of stock and other securities and property receivable upon such Reorganization by a holder of the number of shares of Preferred Stock which might have been purchased by the Holder immediately prior to such Reorganization, and in any such case appropriate provisions shall be made with respect to the rights and interest of the Holder to the end that the provisions hereof (including without limitation, provisions for the adjustment of the Purchase Price and the number of shares issuable hereunder and the provisions relating to the net issue election) shall thereafter be applicable in relation to any shares of stock or other securities and property thereafter deliverable upon exercise hereof. For the purposes of this Section 11, the term “Reorganization” shall include without limitation any reclassification, capital reorganization or change of the Preferred Stock (other than as a result of a subdivision, combination or stock dividend provided for in Section 9 hereof), or any consolidation of the Company with, or merger of the Company into, another corporation or other business organization (other than a merger in which the Company is the surviving corporation and which does not result in any reclassification or change of the outstanding Preferred Stock), or any sale or conveyance to another corporation or other business organization of all or substantially all of the assets of the Company.
     12. Certificate of Adjustment. Whenever the Purchase Price is adjusted, as herein provided, the Company shall promptly deliver to the Holder a certificate of the Company’s chief financial officer setting forth the Purchase Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.
     13. Notices of Record Date, Etc. In the event of:
          (a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase, sell or otherwise acquire or dispose of any shares of stock of any class or any other securities or property, or to receive any other right;
          (b) any reclassification of the capital stock of the Company, capital reorganization of the Company, consolidation or merger involving the Company, or sale or conveyance of all or substantially all of its assets; or
          (c) any voluntary or involuntary dissolution, liquidation or winding-up of the Company;
then in each such event the Company will provide or cause to be provided to the Holder a written notice thereof. Such notice shall be provided at least twenty (20) business days prior to the date specified in such notice on which any such action is to be taken.
     14. Representations, Warranties and Covenants. This Warrant is issued and delivered by the Company and accepted by each Holder on the basis of the following representations, warranties and covenants made by the Company:
          (a) The Company has all necessary authority to issue, execute and deliver this Warrant and to perform its obligations hereunder. This Warrant has been duly authorized issued, executed and delivered by the Company and is the valid and binding obligation of the Company, enforceable in accordance with its terms.
          (b) The shares of Preferred Stock issuable upon the exercise of this Warrant have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable.
          (c) The issuance, execution and delivery of this Warrant do not, and the issuance of the shares of Preferred Stock upon the exercise of this Warrant in accordance with the terms hereof will not, (i) violate or contravene the Company’s Articles or by-laws, or any law, statute, regulation, rule, judgment or order applicable to the Company, (ii) violate, contravene or result in a breach or default under any contract, agreement or instrument

4.

to which the Company is a party or by which the Company or any of its assets are bound or (iii) require the consent or approval of or the filing of any notice or registration with any person or entity.
          (d) As long as this Warrant is, or any shares of Preferred Stock issued upon exercise of this Warrant or any shares of Common Stock issued upon conversion of such shares of Preferred Stock are, issued and outstanding, the Company will provide to the Holder the financial and other information described in that certain Loan and Security Agreement No. 1451 between the Company and Lighthouse Capital Partners VI, L.P. dated as December 30, 2008.
          (e) So long as this Warrant has not terminated, Holder shall be entitled to receive such financial and other information as the Holder would be entitled to receive under the Stock Purchase Agreement applicable to the Preferred Stock if Holder were a holder of that number of shares issuable upon full exercise of this Warrant.
          (f) As of the date hereof, the authorized capital stock of the Company consists of (i) 8,700,000 shares of Common Stock, $0.001 par value, of which 1,800,000 shares are issued and outstanding and 51,414 shares are reserved for issuance upon the exercise of this Warrant with respect to Common Stock and the conversion of the Preferred Stock into Common Stock if this Warrant is exercised with respect to Preferred Stock, (ii) 3,000,000 shares of Series A Preferred Stock, of which 3,000,000 are issued and outstanding shares, and (iii) 2,700,000 shares of Series A-1 Preferred Stock, of which 2,571,447 are issued and outstanding shares. Attached hereto as Exhibit B is a capitalization table summarizing the capitalization of the Company. Once per calendar quarter, the Company will provide Holder with a current capitalization table indicating changes, if any, to the number of outstanding shares of common stock and preferred stock.
     15. Registration Rights. Concurrently with the issuance hereof, the Company shall deliver an amendment to the Amended and Restated Investors’ Rights Agreement, dated as of June 16, 2008, among the Company and the Investors and Key Holders party thereto (the “Investors’ Rights Agreement”), substantially in the form attached as Exhibit C hereto, duly executed and delivered by the Company and a majority of holder of Registrable Securities (as defined in the Investors’ Rights Agreement).
     16. Amendment. The terms of this Warrant may be amended, modified or waived only with the written consent of the Holder.
     17. Representations and Covenants of the Holder. This Warrant has been entered into by the Company in reliance upon the following representations and covenants of the Holder, which by its execution hereof the Holder hereby confirms:
          (a) Investment Purpose. The right to acquire Preferred Stock or the Preferred Stock issuable upon exercise of the Holder’s rights contained herein will be acquired for investment and not with a view to the sale or distribution of any part thereof, and the Holder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption.
          (b) Accredited Investor. Holder is an “accredited investor” within the meaning of the Securities and Exchange Rule 501 of Regulation D, as presently in effect.
          (c) Private Issue. The Holder understands (i) that the Preferred Stock issuable upon exercise of the Holder’s rights contained herein is not registered under the 1933 Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Warrant will be exempt from the registration and qualifications requirements thereof, and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 17.
          (d) Financial Risk. The Holder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to bear the economic risks of its investment.

5.

     18. Notices, Transfers, Etc.
          (a) Any notice or written communication required or permitted to be given to the Holder may be given by certified mail or delivered to the Holder at the address most recently provided by the Holder to the Company.
          (b) Subject to compliance with applicable federal and state securities laws, this Warrant may be transferred by the Holder with respect to any or all of the shares purchasable hereunder. Upon surrender of this Warrant to the Company, together with the assignment notice annexed hereto duly executed, for transfer of this Warrant as an entirety by the Holder, the Company shall issue a new warrant of the same denomination to the assignee. Upon surrender of this Warrant to the Company, together with the assignment hereof properly endorsed, by the Holder for transfer with respect to a portion of the shares of Preferred Stock purchasable hereunder, the Company shall issue a new warrant to the assignee, in such denomination as shall be requested by the Holder hereof, and shall issue to such Holder a new warrant covering the number of shares in respect of which this Warrant shall not have been transferred.
     (c) In case this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall issue a new warrant of like tenor and denomination and deliver the same (i) in exchange and substitution for and upon surrender and cancellation of any mutilated Warrant, or (ii) in lieu of any Warrant lost, stolen or destroyed, upon receipt of an affidavit of the Holder or other evidence reasonably satisfactory to the Company of the loss, theft or destruction of such Warrant
     19. No Impairment. The Company will not, by amendment of its Articles or through any reclassification, capital reorganization, consolidation, merger, sale or conveyance of assets, dissolution, liquidation, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance of performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder.
     20. Governing Law. The provisions and terms of this Warrant shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to its principles regarding conflicts of laws.
     21. Successors and Assigns. This Warrant shall be binding upon the Company’s successors and assigns and shall inure to the benefit of the Holder’s successors, legal representatives and permitted assigns.
     22. Business Days. If the last or appointed day for the taking of any action required or the expiration of any rights granted herein shall be a Saturday or Sunday or a legal holiday in California, then such action may be taken or right may be exercised on the next succeeding day which is not a Saturday or Sunday or such a legal holiday.
     23. Qualifying Public Offering. If the Company shall effect a firm commitment underwritten public offering of shares of Common Stock which results in the conversion of the Preferred Stock into Common Stock pursuant to the Company’s Articles in effect immediately prior to such offering, then, effective upon such conversion, this Warrant shall change from the right to purchase shares of Preferred Stock to the right to purchase shares of Common Stock, and the Holder shall thereupon have the right to purchase, at a total price equal to that payable upon the exercise of this Warrant in full, the number of shares of Common Stock which would have been receivable by the Holder upon the exercise of this Warrant for shares of Preferred Stock immediately prior to such conversion of such shares of Preferred Stock into shares of Common Stock, and in such event appropriate provisions shall be made with respect to the rights and interest of the Holder to the end that the provisions hereof (including, without limitation, the provisions for the adjustment of the Purchase Price and of the number of shares purchasable upon exercise of this Warrant and the provisions relating to the net issue election) shall thereafter be applicable to any shares of Common Stock deliverable upon the exercise hereof.

6.

     24. Value. The Company and the Holder agree that the value of this Warrant on the date of grant is $100.

Kior Inc.

By: Name:	/s/ Fred Cannon Fred Cannon
Title:	President

7.

Subscription
To:
Date:
The undersigned hereby subscribes for _________________ shares of Preferred Stock covered by this Warrant. The certificate(s) for such shares shall be issued in the name of the undersigned or as otherwise indicated below:

Signature

Name for Registration

Mailing Address

1.

Net Issue Election Notice

To:	Date:
The undersigned hereby elects under Section 4 to surrender the right to purchase shares of Preferred Stock pursuant to this Warrant. The certificate(s) for such shares issuable upon such net issue election shall be issued in the name of the undersigned or as otherwise indicated below:

Signature

Name for Registration

Mailing Address

1.

Assignment
For value received ___________________________________________________________ hereby sells, assigns and transfers unto

[Please print or typewrite name and address of Assignee]

the within Warrant, and does hereby irrevocably constitute and appoint ________________________ its attorney to transfer the within Warrant on the books of the within named Company with full power of substitution on the premises.

Dated:

Signature

Name for Registration

In the Presence of:

1.

Exhibit C-1
Tranche 2 Warrant

2

Exhibit d
Notice of Borrowing
__________, ____
Lighthouse Capital Partners VI, L.P.
3555 Alameda de las Pulgas, Suite 200
Menlo Park, CA 94025
Ladies and Gentlemen:
     Reference is made to the Loan and Security Agreement No. 1452 dated as of December __, 2009 (as it has been and may be amended from time to time, the “Loan Agreement,” initially capitalized terms used herein as defined therein), between Lighthouse Capital Partners VI, L.P., As Agent and Lender and Kior, Inc. (the “Company”)
     The undersigned is the President of the Company, and hereby irrevocably requests an Advance under the Loan Agreement, and in that connection certifies as follows:
     1. The amount of the proposed Advance is $_________. The business day of the proposed Advance is _________.
     2. The Loan Commencement Date for this Advance shall be August 1, 2010.
     3. As of this date, no Event of Default, or event which with notice or the passage of time would constitute an Event of Default, has occurred and is continuing, or will result from the making of the proposed Advance, and the representations and warranties of the Company contained in Section 5 of the Loan Agreement are true and correct in all material respects.
     4. No event that could reasonably be expected to have a material adverse effect on the ability of Company to fulfill its obligations under the Loan Agreement has occurred since the date of the most recent financial statements, submitted to you by the Company.
     The Company agrees to notify you promptly before the funding of the Advance if any of the matters to which I have certified above shall not be true and correct on the Funding Date.

Very truly yours,

Kior, Inc.

By:

Name:

Title:

1

Exhibit e
Incumbency Certificate
     The undersigned,                     , hereby certifies that:
1. He/She is the duly elected and acting                      of Kior, Inc., a Delaware corporation (the “Company”).
2. That on the date hereof, each person listed below holds the office in the Company indicated opposite his or her name and that the signature appearing thereon is the genuine signature of each such person:

NAME	OFFICE	SIGNATURE
Fred Cannon	President & Chief Operating Officer

3. Attached hereto as Exhibit A is a true and correct copy of the Certificate of Incorporation of the Company, as amended, as in effect as of the date hereof.
4. Attached hereto as Exhibit B is a true and correct copy of the Bylaws of the Company, as amended, as in effect as of the date hereof.
5. Attached hereto as Exhibit C is a copy of the resolutions of the Board of Directors of the Company authorizing and approving the Company’s execution, delivery and performance of a loan facility with Lighthouse Capital Partners VI, L.P.
     IN WITNESS WHEREOF, the undersigned has executed this Incumbency Certificate on                     .

Kior, Inc.

By:
Name:

Title:

     I, the President and Chief Operating Officer of the Company, do hereby certify that is the duly qualified, elected and acting of the Company and                      that the above signature is his or her genuine signature.
     IN WITNESS WHEREOF, the undersigned has executed and delivered this Incumbency Certificate on                     .

Kior, Inc.

By:

Name:	Fred Cannon
Title:	President and Chief Operating Officer

1

Exhibit f
Officer’s Certificate
     The undersigned, to induce Lenders to extend or continue financial accommodations to Kior, Inc., a Delaware corporation (the “Borrower”) pursuant to the terms of that certain Loan and Security Agreement dated December  , 2009 (the “Loan Agreement”), hereby certifies that on the date hereof:
1.	I am the duly elected and acting of Borrower.

2.	I am a Responsible Officer as that term is defined in the Loan Agreement.

3.	The information submitted herewith is in fact what it purports to be.

4.	The information delivered herewith is true, correct and complete.

5.	Borrower is currently able to meet its obligations as they come due.

6.	I understand that Lender is relying upon the truthfulness, accuracy and completeness hereof in connection with the Loan Agreement.

7.	I will advise you if it comes to my attention that, as of the date hereof, the information submitted herewith was not in fact true, correct and complete.
Capitalized terms not defined herein shall have the meaning ascribed such terms in the Loan Agreement.
     IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate on                     .

Kior, Inc.

By:
Name:

Title:

1

Exhibit g
Authorization for Automatic Payment
The undersigned Kior, Inc. (“Borrower”) authorizes Lighthouse Capital Partners VI, L.P. and any and all affiliated funds (collectively, “Lender”) and the bank / financial institution (“Bank”) named below to initiate variable debit and/or credit entries to Borrower’s deposit, checking or savings accounts as designated below and to cause funds transfers to an account of Lender as payment of any and all amounts due under the Loan and Security Agreement between Borrower and Lender dated December  , 2009 (the “Loan Agreement”).
1. Lender is hereby authorized to initiate variable debit and/or credit transactions and resulting funds transfers in Borrower’s designated accounts with respect to amounts calculated by Lender to be due and owing to Lender by Borrower periodically under the Loan Agreement. Borrower consents to all such debit and/or credit transactions and resulting funds transfers and hereby authorizes Lender to take all such actions as may be required by Bank with respect to such transactions. Borrower acknowledges and agrees that such credit and/or debit entries may be made in amounts due under the Loan Agreement in order to cause timely payments as required by the terms of the Loan Agreement.
2. Borrower hereby authorizes Lender to release to Bank all information concerning Borrower that may be necessary or desirable for Bank to investigate or recover any erroneous funds transfers that may occur.
3. Borrower acknowledges and agrees that all such debit and/or credit transactions and funds transfers are intended to be made through an Automated Clearing House system and in compliance with the NACHA Rules and in compliance with Bank’s security procedures.
4. Borrower represents and warrants that the account information set forth below is accurate and complete and that each of the account(s) set forth below is a business account maintained in Borrower’s name and for Borrower’s account.
This Consent shall be effective as of December  , 2009 and shall remain in effect until the Loan Agreement has been terminated. Any cancellation by Borrower of this consent shall (i) be made in writing and (ii) delivered to Bank and Lender in such time as to afford Bank and Lender a reasonable opportunity to act on said cancellation.

Silicon Valley Bank (Name of Borrower’s Bank)

3003 Tasman Drive	Santa Clara	CA	95054

(Address of Bank)	(City)	(State)	(Zip Code)

Bank Routing Number	121140399 (between these symbols “ /:” “:/” on bottom left of check)
Account Number:     3300709708     (checking)     (circle one)
     Copy of a voided check is attached to this form

Borrower Name:	Kior, Inc.
Borrower Address:	13001 Bay Park Road Pasadena, TX 77507

Authorized by:

Its:

1

Authorization for Automatic Payment
The undersigned Kior, Inc. (“Borrower”) authorizes [Leader Lending, LLC-Series A and Leader Lending, LLC-Series B] and any and all affiliated funds (collectively, “Lender”) and the bank / financial institution (“Bank”) named below to initiate variable debit and/or credit entries to Borrower’s deposit, checking or savings accounts as designated below and to cause funds transfers to an account of Lender as payment of any and all amounts due under the Loan and Security Agreement between Borrower and Lender dated December  , 2009 (the “Loan Agreement”).
5. Lender is hereby authorized to initiate variable debit and/or credit transactions and resulting funds transfers in Borrower’s designated accounts with respect to amounts calculated by Lender to be due and owing to Lender by Borrower periodically under the Loan Agreement. Borrower consents to all such debit and/or credit transactions and resulting funds transfers and hereby authorizes Lender to take all such actions as may be required by Bank with respect to such transactions. Borrower acknowledges and agrees that such credit and/or debit entries may be made in amounts due under the Loan Agreement in order to cause timely payments as required by the terms of the Loan Agreement.
6. Borrower hereby authorizes Lender to release to Bank all information concerning Borrower that may be necessary or desirable for Bank to investigate or recover any erroneous funds transfers that may occur.
7. Borrower acknowledges and agrees that all such debit and/or credit transactions and funds transfers are intended to be made through an Automated Clearing House system and in compliance with the NACHA Rules and in compliance with Bank’s security procedures.
8. Borrower represents and warrants that the account information set forth below is accurate and complete and that each of the account(s) set forth below is a business account maintained in Borrower’s name and for Borrower’s account.
This Consent shall be effective as of December  , 2009 and shall remain in effect until the Loan Agreement has been terminated. Any cancellation by Borrower of this consent shall (i) be made in writing and (ii) delivered to Bank and Lender in such time as to afford Bank and Lender a reasonable opportunity to act on said cancellation.

Bank of America (Name of Borrower’s Bank)

12400 I 45 North Freeway	Houston	TX	77060

(Address of Bank)	(City)	(State)	(Zip Code)

Bank Routing Number	111000025 (between these symbols “ /:” “:/” on bottom left of check)
Account Number:     488019480275     (checking / deposit / savings)     (circle one)
     Copy of a voided check is attached to this form

Borrower Name:	Kior, Inc.
Borrower Address:	13001 Bay Park Road Pasadena, TX 77507

Authorized by:

Its:

2

Exhibit h
Negative Pledge Agreement
     This Negative Pledge Agreement is made as of December  , 2009, by and between Kior, Inc. (“Borrower”) and Lighthouse Capital Partners VI, L.P., Leader Lending, LLC - Series A, and Leader Lending, LLC — Series B (“Lenders”).
In consideration of the Loan and Security Agreement between the parties of proximate date herewith (the “Loan Agreement”), Borrower agrees as follows:
Except as otherwise permitted in the Loan Agreement, Borrower shall not sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of the following intellectual property of the Borrower:
(a) Any and all copyright rights, copyright applications, copyright registration and like protection in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held (collectively, the “Copyrights”);
(b) Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;
(c) Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;
(d) All patents, patent applications and like protections, including, without limitation, improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, including, without limitation, the patents and patent applications (collectively, the “Patents”);
(e) Any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks (collectively, the “Trademarks”);
(f) Any and all claims for damages by way of past, present and future infringements of any of the rights included above, with the right, but not the obligation, to sue for an collect such damages for said use or infringement of the intellectual property rights identified above;
(g) Any and all licenses or other rights to use any of the Copyrights, Patents or Trademarks and all license fees and royalties arising from such use to the extent permitted by such license or rights
(h) Any and all amendments, extensions, renewals and extensions of any of the Copyrights, Patents or Trademarks; and
(i) Any and all proceeds and products of the foregoing, including, without limitation, all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.
It shall be an Event of Default under the Loan Agreement if there is a breach of any term of this Negative Pledge Agreement. Borrower agrees to properly execute all documents reasonably required by Agent on behalf of all Lenders in order to fulfill the intent and purposes hereof.
All capitalized terms used herein but not defined herein shall have the meaning ascribed to such term in the Loan Agreement.

Borrower:	Agent:

Kior, Inc.	Lighthouse Capital Partners VI, L.P.

By:	By: Lighthouse Management Partners VI, L.L.C., its general partner

Name:

By:

Title:	Name:

Title:

1

Lenders:

LEADER LENDING, LLC — SERIES A	LEADER LENDING, LLC — SERIES B

By:	By:

Name:	Name:

Title:	Title:

Lighthouse Capital Partners VI, L.P.

By:	Lighthouse Management Partners VI, L.L.C., its general partner

By:

Name:

Title:

2

Exhibit I
Control Agreement
[In form and substance acceptable to Agent in its reasonable discretion]

1

Schedule 1
Disclosure Schedule
Deposit and Securities Accounts

	Account Information:		Contact Information for
Account:
Account Number	Bank Name:	Bank of America	Contact Name:	Tim Thurman
1	Address:	12400 I 45 North Freeway	Phone:	(888) 852-5000, ex 5640
(ACH Account)	City, State, Zip:	Houston, TX 77060	Fax:	(800) 839-9516
	Phone:		E-mail:	timothy.thurman@baml.com
Fax:
	Type of Account:	Checking
	Account number:	488019490275

Account Number	Bank Name Silicon Valley Bank Address 3003 Tasman Drive		Contact Name:	Cynthia Brooks-Manson
2	City, State, Zip Santa Clara, CA 95054 Phone:		Phone 512-372-6763
	Fax:		Fax 512-346-9207E-mail cbrooks@svb.com
Type of Account Checking Account number: 3300709708
Account number:

Account Number	Bank Name:	Bank of America	Contact Name:	Tim Thurman
3	Address:	12400 I 45 North Freeway	Phone:	(888) 852-5000, ex 5640
	City, State, Zip:	Houston, TX 77060	Fax:	(800) 839-9516
	Phone:		E-mail:	timothy.thurman@baml.com
Fax:
	Type of Account:	Certificate of Deposit
	Account number:	0910-00121407355
(support for credit card)

Account Number	Bank Name		Contact Name
4	Address		Phone
	City, State, ZipPhone:		Fax
	Fax:		E-mail:
Type of Account:
Account number:
Permitted Liens
Existing Liens:
•	Lien of Lighthouse Capital Partners VI, L.P. securing obligations of Borrower under that certain Loan and Security Agreement No. 1451 dated December 30, 2008.

•	Operating Leases as outlined below:

Vendor	Property Description	Dates Covered
Great America	Konica Minolta C351 Full Color Copier	6/9/09-6/9/12
Great America	Konica Minolta Bizhub digital copier (used)	8/25/08-8/24/11

1

Vendor	Property Description	Dates Covered
Quantum Analytics	Pyrolyzer	Starts at shipment, ends when sent back
De Lage Landen	Forklift	36 mos. — starts upon shipment
CPM LABFAB Inc.	One Lab	11/1/08-11/1/09
CPM LABFAB Inc.	Two Labs	12/1/08-12/1/09
Mobile Monitor	Offices	12/7/08-12/7/11
Southern Ionics Inc.	Plant Site	11/1/08-10/31/11
Subsidiaries
Kior BV, a wholly owned subsidiary of Borrower organized under the laws of The Netherlands
Prior Names
Bio Catalytic Cracking, Inc.
5.6 Litigation and Administrative Proceedings
     The Borrower intends to initiate a lawsuit against George Huber (“Huber”), a prior member of the Borrower’s scientific advisory board, based in part on a belief that Huber may have breached the terms of his consulting agreement with Borrower.
5.16 KIOR BV
Kior BV currently holds approximately $146,000 of cash reserves. Kior BV is a party to (i) certain consulting agreements with Non-US residents that provide consulting service to Borrower and (ii) an intercompany agreement with Kior, Inc. KIOR BV currently employees one Non-US resident person.
Business Premises
[TO BE PROVIDED BY BORROWER — indicate street address and landlord contact information]

	Each Location Address where Lighthouse		Landlord/Property Management
	Capital Partners has financed assets:		Information:
Current	Contact Name:	Andre Ditsch	Contact Name:	Milton Sundbeck, President
Headquarters	Address:	13001 Bay Park Road	Company Name:	Southern Ionic Incorporated
(Location 1)	City, State, Zip:	Pasadena, TX 77507	Address:	Drawer 1217
	Phone:	(281) 694-8710	City, State, Zip:	West Point, MS 39701
	Fax:	(281) 694-8799	Phone:	(662) 494-3055 x 201
			Fax:	(662) 495-2590
			Local Contact:	Craig Cantrell, Plant Manager
			Local Address:	12901 Baypark Rd.
			City, State, Zip:	Pasadena, TX 77507
			Phone:	(281) 474-4826 x 131
			Cell:	(281) 703-3439
			Fax:	(281) 474-4973

Location	Contact Name:		Contact Name:
2	Company Name:	Kior BV	Company Name:
	Address:	Hogenbrinkerweg 15	Address:
	City, State, Zip:	3871 KM Hoevelaker, The Netherlands	City, State, Zip:
	Phone:	+31 33 254 04 23	Phone:
	Fax:	+31 33 254 05 82	Fax:

2

	Each Location Address where Lighthouse	Landlord/Property Management
	Capital Partners has financed assets:	Information:
Location	Contact Name:	Contact Name:
3	Company Name:	Company Name:
	Address:	Address:
	City, State, Zip:	City, State, Zip:
	Phone:	Phone:
	Fax:	Fax:

3